Exhibit 99.1

Royal Gold Acquires Gold and Silver Interests

on the Tulsequah Chief Project

DENVER, COLORADO.  DECEMBER 22, 2011:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), today announced it has agreed to acquire, through a wholly-owned subsidiary, 12.5% of the payable gold and 22.5% of the payable silver on the Tulsequah Chief project, located in British Columbia, from Chieftain Metals Inc. (“Chieftain”) (TSX: CFB).  Consideration for the transaction is $60 million and, when production is reached, Royal Gold will make cash payments equal to (i) $450 per payable ounce of gold until 48,000 ounces have been delivered, and $500 per ounce thereafter; and (ii) $5.00 per payable ounce of silver until 2.78 million ounces have been delivered, and $7.50 per ounce thereafter, or the prevailing market price of the metals.  Once 48,000 ounces of payable gold and 2.78 million ounces of payable silver have been delivered, the interests will convert to 7.5% and 9.75% of the payable gold and silver, respectively, for the remainder of the mine life.

An initial $10 million payment will be made by Royal Gold shortly after closing the transaction, with the remaining $50 million paid over the development period of the project.  These payments are conditioned on, among other things, the securing of sufficient financing and permitting.  Royal Gold also received a right of first refusal on any future gold or silver production based interests.

Tony Jensen, President and Chief Executive Officer, commented, “We are pleased to add the high grade Tulsequah Chief deposit to our portfolio which is another asset with good exploration potential in an attractive geographical region.  It will also fit well into our development pipeline with an estimated start-up in 2015, following Pascua-Lama and Mt. Milligan in the second half of calendar 2013.”

The Tulsequah Chief project is a high grade polymetallic deposit located in northwestern British Columbia, approximately 40 miles northeast of Juneau, Alaska. The project was operated by Cominco in the early 1950s.  Chieftain is completing a feasibility study, following a June 2011 preliminary economic assessment (“PEA”), and anticipates that the project will be operational in 2015.  In the PEA, Chieftain has reported mineralization consisting of indicated resources totaling 6.0 million tonnes (2.63 g/t gold; 96.0 g/t silver), containing 0.5 million ounces of gold and 18.6 million ounces of silver.  In addition to zinc, copper and lead, Chieftain estimates the average annual precious metal production to be 45,000 ounces of gold and 1.4 million ounces of silver, that the resources will support a 9-year mine life, and that the project is well advanced in the permitting process.

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests.  The Company’s portfolio consists of 187 properties on six continents, including interests on 39 producing mines and 22 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504